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                                                                   Exhibit 12(b)

                                  May 27, 1998


Board of Directors of
Capital Dimensions, Inc.
7831 Glenroy Road, Suite 480
Minneapolis, MN 55439

     Re: Federal Income Tax Consequences of the Merger with Medallian Financial Corp.

Ladies and Gentlemen:

     You have requested that we render an opinion with respect to certain United States federal income tax considerations related to the reorganization whereby a wholly-owned subsidiary ("Merger Sub") of Medallion Financial Corp. ("Medallion") will merge into Capital Dimensions, Inc. ("CDI") (the "Merger").

     We have examined the Agreement and Plan of Merger executed March 6, 1998 (the "Merger Agreement") and the Form N-14 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission on April 23, 1998 under the Securities Act of 1933. The Registration Statement contains a Proxy Statement and a Prospectus (collectively, the "Joint Proxy Statement/Prospectus"). Unless otherwise defined in this letter, terms defined in the Joint Proxy Statement/Prospectus are used herein as defined therein.

     We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed and finalized Treasury regulations promulgated thereunder (the "Regulations"), and judicial and administrative decisions, rulings and interpretations thereof currently in effect, as we have deemed appropriate as a basis for our opinions set forth below. All section references herein are to the Code unless stated otherwise.

     In rendering this opinion, we have relied upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements, representations and warranties contained in or made pursuant to the documents cited above, as well as the representations and warranties of the Management of CDI and the Management of Medallion made to Lindquist & Vennum P.L.L.P. for purposes of rendering this opinion.

     Based solely on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that if the Merger is effected in accordance with the Merger Agreement and the above facts and representations:
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LINDQUIST & VENNUM P.L.L.P.


Board of Directors of
 Capital Dimensions, Inc.
May 27, 1998
Page 2

     1. The transaction will constitute a reorganization within the meaning of
Section 368(a)(1)(A). The reorganization is not disqualified by reason of the fact that the stock of Medallion will be used in the transaction (Section 368(a)(2)(E)). For purposes of this ruling "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each of Merger Sub and CDI. CDI, Medallion, and Merger Sub will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. No gain or loss will be recognized by Merger Sub on the transfer of its assets to CDI in exchange for CDI Common Stock (Section 361(a)).

     3. No gain or loss will be recognized by CDI upon the receipt of the assets of Merger Sub in exchange for CDI Common Stock.

     4. No gain or loss will be recognized by Medallion upon the receipt of CDI Common Stock solely in exchange for Medallion Common Stock (Section 1032(a)).

     5. No gain or loss will be recognized by the shareholders of CDI upon the exchange of their CDI Common Stock (including any fractional share interests) solely for Medallion Common Stock (Section 354(a)(1)).

     6. The basis of the Medallion Common Stock (including any fractional share interests) to be received by CDI shareholders will be the same as the basis of CDI Common Stock surrendered in exchange therefor (Section 358(a)(1)).

     7. The holding period of the Medallion Common Stock (including any fractional share interests) received by CDI shareholders will include the period during which CDI Common Stock surrendered therefor was held, provided CDI Common Stock was held as a capital asset in the hands of the shareholders on the date of the exchange (Section 1223(1)).

     8. The payment of cash in lieu of fractional share interests of Medallion Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Medallion. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1971-2 C.B. 574).

     No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and the Regulations or about the tax treatment of any conditions existing
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LINDQUIST & VENNUM P.L.L.P.


Board of Directors of
 Capital Dimensions, Inc.
May 27, 1998
Page 3

at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinions.

     The opinions expressed herein are rendered as of the date hereof and are based on the Code, proposed and finalized Regulations, and judicial and administrative decisions, rulings and interpretations, all of which are subject to change with no assurance that changes will not be made retroactively.

     An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service (the "Service"), is not binding on the Service and has no official status of any kind.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is for the sole use of the Board of Directors of CDI and may not be relied upon by any other entity or individual.

                              Sincerely,

                              LINDQUIST & VENNUM P.L.L.P.


                              /s/ Lindquist & Vennum P.L.L.P.